Exhibit 10.3

FSI INTERNATIONAL, INC.

2008 OMNIBUS STOCK PLAN

(As Amended and Restated January 2012)

Restricted Stock Award Agreement

FSI International, Inc. (the “Company”), pursuant to Section 7 of its 2008 Omnibus Incentive Plan (as amended and restated January 2012) (the “Plan”), hereby grants an award of Restricted Stock to you, the Participant named below. The terms and conditions of this restricted stock Award are set forth in this Restricted Stock Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document which is attached. To the extent any capitalized term used in this Agreement is not defined, it shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant:
Number of Shares:	Grant Date:
Award Date Stock Price:	Expiration Date:
Award Vesting Schedule:

Vesting Dates	No. of Awards Vesting

By signing below, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding the grant to you of the number of Shares of Restricted Stock specified in the table above.

PARTICIPANT:	FSI INTERNATIONAL, INC.

By:
Title:

FSI INTERNATIONAL,INC.

2008 OMNIBUS STOCK PLAN

RESTRICTED STOCK AWARD AGREEMENT

Terms and Conditions

1.	Grant of Restricted Stock Units. The Company hereby grants to you, subject to the terms and conditions in this Agreement and the Plan, an Award of the number of Shares of Restricted Stock specified on the cover page of this Agreement (the “Restricted Shares”).

2.	Issuance of Restricted Shares. Until the Restricted Shares vest as provided in Section 4, the Restricted Shares will be evidenced either by a book-entry in your name with the Company’s transfer agent or by one or more stock certificates issued in your name. Any such stock certificate(s) will be deposited with the Company or its designee and will bear the following legend:

“This Certificate and the shares of stock evidenced hereby are subject to the terms and conditions (including possible forfeiture and restrictions on transfer) contained in the Restricted Stock Award Agreement (the “Agreement”) between the registered owner of the shares evidenced hereby and the Company. Release from such terms and conditions shall be made only in accordance with the provisions of the Agreement, a copy of which is on file in the office of the Company’s Secretary.”

Any book-entry will be accompanied by a similar legend and shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable. Simultaneously with the execution and delivery of this Agreement, you shall deliver to the Company one or more stock powers endorsed in blank relating to the Restricted Shares.

3.	Rights as Shareholder. Until the Restricted Shares vest as provided in Section 4, you are not entitled to sell, transfer, assign, pledge or otherwise encumber or dispose of the Restricted Shares, and the Restricted Shares remain subject to possible forfeiture as provided in Section 5. Except as otherwise provided in this Agreement, you are entitled at all times on and after the Grant Date specified on the cover page of this Agreement to all the rights of a shareholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and the right to receive regular cash dividends thereon (subject to applicable tax withholding).

4.	Vesting of Restricted Shares.

(a) Scheduled Vesting. If you remain employed by the Company or any of its Affiliates continuously from the Grant Date, then the Restricted Shares will vest in the numbers and on the dates specified in the Vesting Schedule on the cover page of this Agreement.

(b) Accelerated Vesting. Notwithstanding Section 4(a), the Restricted Shares will vest in full upon the occurrence of any of the following events, so long as you were continuously employed by the Company or any of its Affiliates from the Grant Date until the specified event occurred: (i) you become permanently and totally disabled (as defined in Code Section 22(e)(3)); (ii) you die; or (iii) an Event occurs.

5.	Effect of Termination of Employment. Except as otherwise provided in accordance with Section 4(b), if you cease to be employed by the Company and its Affiliates prior to the final Vesting Date specified on the cover page of this Agreement, you will forfeit all unvested Restricted Shares.

6.	Delivery of Unrestricted Shares. After any Restricted Shares vest pursuant to Section 3, and subject to compliance with the tax withholding provisions of Section 7 and all other applicable legal requirements, the Company shall, as soon as practicable, cause to be delivered to you, or to your designated beneficiary or estate in the event of your death, the applicable number of unrestricted Shares. Delivery of the unrestricted Shares shall be effected by the removal of restrictions on the book-entry in the stock register maintained by the Company’s transfer agent with a corresponding notice provided to you, by the electronic delivery of the Shares to a brokerage account you designate, or by delivery to you of a stock certificate without restrictive legend. Unrestricted Shares delivered pursuant to this Agreement remain subject to the forfeiture provisions of Section 9.

7.	Tax Withholding. The Company will notify you of the amount of any federal, state or local withholding taxes that must be paid in connection with any vesting of the Restricted Shares (or in connection with the grant of the Restricted Shares if you make the election described in Section 8). You must immediately pay this amount in cash to the Company upon the receipt of the Company’s notice, and you hereby authorize the Company, in its discretion, to deduct all or any part of such amount from your regular salary payments or other compensation otherwise due and owing to you. If you wish to satisfy some or all of such required withholding taxes by delivering Shares you already own or by having the Company retain a portion of the unrestricted Shares that would otherwise be delivered to you, you must make such a request as contemplated by Section 14 of the Plan, which request shall be subject to approval by the Committee or its authorized delegate. The Company may withhold the delivery to you of any and all unrestricted Shares to which you are otherwise entitled under this Agreement until and unless you have satisfied the applicable tax withholding obligations.

8.	83(b) Election. You may make and file with the Internal Revenue Service an election under Section 83(b) of the Code with respect to the grant of the Restricted Shares, electing to include in your gross income as of the Grant Date the Fair Market Value of the Restricted Shares as of the Grant Date. You shall promptly provide a copy of such election to the Company. If you make and file such an election, you shall make such arrangements in accordance with Section 7 as are satisfactory to the Company to provide for the payment of all applicable withholding taxes.

9.	Cancellation and Rescission. Notwithstanding any other provision of this Agreement, this Restricted Stock Award is subject to Section 18 of the Plan, and both the issuance of Restricted Shares as provided in Section 2 of this Agreement and the delivery of unrestricted Shares pursuant to Section 6 of this Agreement shall be deemed the “payment or delivery of Shares” for purposes of Section 18.2 of the Plan.

10	Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and you.

11.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

12.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

13.	Discontinuance of Service. This Agreement does not give you a right to continued employment with the Company or any Affiliate, and the Company or any such Affiliate may terminate your employment at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

By signing the cover page of this Agreement, you agree to all the terms and conditions described above and in the Plan document.